PRESS RELEASE
For Immediate Release


               SENTO ANNOUNCES FINALIZATION OF ASTRON ACQUISITION


Orem, Utah, January 6, 1998     Sento Technical Innovations Corporation (NASDAQ
Symbol: SNTO) announced today that it has restructured and finalized its acquisition of Astron Incorporated. Astron is a provider of computer training and education courses delivered nationwide to such organizations as Intel, American Airlines, IBM, AT&T, U.S. Navy, Microsoft, and General Motors. Astron's courses include Microsoft MCSE (Microsoft Certified System Engineer) for Windows NT, Novell CNE (Certified Novell Engineer), and Citrix CWA (Certified WinFrame Administrator) certification training courses.

The revised structure and terms of the acquisition were agreed to by Sento and Astron following completion of a financial audit of Astron. The restructured acquisition consisted of a merger of Sento Acquisition, Inc., a wholly-owned subsidiary of Sento, with and into Astron, with Jay Barth, the sole shareholder, founder and President of Astron, receiving 180,000 shares of Sento Common Stock in exchange for his ownership of all of the shares of capital stock of Astron. As a result of the transaction, Astron became a wholly-owned subsidiary of Sento. In addition, Sento agreed to employ Mr. Barth as Director of Training and Education of Spire Technologies, Inc., another wholly-owned subsidiary of Sento.

"We are very excited to have completed this acquisition," said Kieth Sorenson, CEO of Sento. "Astron provides us with a critical set of tools as we continue to expand into the growing computer systems education and services industry. Astron's national reputation for premiere training and education programs is an excellent complement to our existing solutions offerings."

"I believe that combining Astron with Sento's other product and service offerings allows us to maximize our opportunity to provide service and support to our customer base," said Jay Barth. "We can now bring to our customers a complete solutions set, from systems design and implementation, to product licensing and integration, to training, education, and support services. It's an exciting opportunity for both Sento and Astron."

Sento provides a wide range of technical services and products for organizations of all sizes using Windows NT, UNIX, and OpenVMS client-server computing environments. These services include Network Consulting, Systems Integration, Training and Education, Help Desk Services, and Financial Systems Consulting. Sento also sells and distributes leading Inter/intranet, systems security, PC network management, systems configuration, help desk, and office automation software solutions.

Sento conducts its business through wholly-owned subsidiaries, including: Spire Technologies, Inc., DewPoint Distributed Solutions, Inc., and Australian Software Innovations, Pty., Ltd. For more information, visit Sento's home page at www. sento.com.


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PRESS CONTACT:
Sento Technical Innovations Corporation
311 North State Street
Orem, UT  84057
(801) 226-6222

Kathy Allred
Investor Relations